UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.     )

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Logitech International S.A.
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To our Shareholders,

In Fiscal Year 2013, we had a year-over-year decline in sales and a significant operating loss. In this letter, we will describe what happened, what we are doing to address our challenges and why we see a bright future for the company.

ñ WHAT HAPPENED

The most significant challenges we faced were :

ñ MACRO-ECONOMIC ENVIRONMENT
The macro-economic environment in Europe was negative, impacting sales in our largest region. Even parts of Asia faced economic weakness and the recovery in North America was slow.

ñ ACCELERATED TRANSITION OF PERSONAL COMPUTING
As consumers moved faster than ever from PCs to mobile computing, the PC market declined more quickly than we had anticipated, culminating in a double-digit decline in our fourth quarter. And, market acceptance of the Windows 8 operating system for PCs was very low, which meant that sales of our promising new touch products for Windows 8 were weaker than we expected.

ñ DISAPPOINTING RESULTS IN OUR MUSIC CATEGORY
We introduced a full lineup of new music products for tablets and smartphones, and the critics and bloggers reviewed them favorably. But it was much more challenging to penetrate this highly competitive market across the whole range of products and most of them did not sell well.

ñ SLOWDOWN IN THE ENTERPRISE VIDEO CONFERENCING MARKET
In addition to a tough consumer PC market, the enterprise video conferencing market slowed, which negatively impacted our LifeSize division, resulting in the steep decline in the value of this asset. Consequently, we posted a non-cash goodwill impairment charge of more than $200 million, the primary factor in our operating loss for the full year.

Even with the operating loss, Logitech continued to deliver solid cash flow. We maintained a strong balance sheet, ending the fiscal year with $334 million in cash, even after issuing a one-time dividend in September 2012 totaling $133 million and repurchasing shares for approximately $90 million.

As our challenges unfolded during the fiscal year, we took several steps to position Logitech for a turnaround and to build a new foundation for sustained success. We didn’t wait to act on our cost structure. We incurred nearly $44 million in restructuring charges in two phases. At the outset of the fiscal year, Bracken Darrell, then our newly appointed president, removed a layer of executive management, increased management span of control and began to create a simpler, faster, more responsive organization. Bracken then conducted further restructuring after he assumed the role of CEO on January 1, 2013. This second restructuring aligned the organization to Bracken’s strategy for improving profitability and reshaping Logitech’s foundation for the future.

ñ STRATEGY

Central to our strategy is a short-term emphasis on profitability over revenue growth, giving us time to build a strong portfolio of mobility products to address the accelerating consumer trend toward tablets and smartphones. To achieve this, we decided to focus the company on three strategic product categories. The three strategic categories are PC Peripherals, Mobility and LifeSize.

ñ PC PERIPHERALS
We expect PC peripherals, our largest category, to be challenged due to continuing weakness in the PC market. Within the category, however, we have opportunities for growth. Most of our PC peripherals can grow in emerging markets such as China. In both mature and emerging markets, the PC gaming market continues to grow nicely, and we have introduced new products and bolder branding to regain our share of this market.

Unified communications (UC) products for business can grow strongly, and we have introduced video solutions, headsets and keyboards that support enterprise UC platforms from Microsoft and Cisco.

In a world that is more mobile and less PC-centric, navigation devices, such as mice, will continue to evolve. Touch-based mice and keyboards are a potential growth opportunity as consumers migrate to new platforms. While this migration will take more time than industry insiders had originally anticipated, we have introduced compelling products in this category and there are more to come.

For the PC peripherals product lines that are not expected to grow in mature markets – such as webcams, speakers, keyboards and some traditional mice – we are focusing on profit maximization through a simpler assortment and a better up-sell proposition.

ñ MOBILITY PRODUCTS
We are aiming for the same relevance and leadership in mobility products as we have achieved in PC peripherals. As consumer adoption of tablets accelerates, we are accelerating our time to market with beautifully designed peripherals. Our Ultrathin Keyboard for the iPad, which we call “the other half of the iPad,” has become a global best-seller. And we have launched a version for the iPad mini, which has shown strong market acceptance in the short time since it has been out. We have also begun introducing a new range of fashionable tablet folios and tablet keyboard folios made of innovative materials.

We believe that folios and keyboard covers for the iPad and other tablets represent a key growth opportunity. In addition to focusing our strong R&D organization on these new products, we have redesigned how we develop, manufacture and distribute products for tablets so they are in customer hands, globally, as quickly as possible after a new version of a popular tablet is launched by its manufacturer. While we have been focused on the iPad so far, we expect to include keyboard covers for Android-based tablets in our lineup.

Having learned the importance of narrowing our focus from our FY 2013 launch of mobile music products, we recently launched a single music product under our Ultimate Ears music brand. The Ultimate Ears BOOM is a breakthrough wireless speaker for sharing music out loud. The industry’s first battery-powered device with 360-degree sound, it features a wireless stereo pairing capability and a special acoustic skin. We are focusing our music marketing efforts on this one product.

ñ LOOKING FORWARD

ñ LIFESIZE
We will manage LifeSize by balancing goals of growth and profitability, targeting sales and marketing of its high-quality, intuitive video conferencing systems to small to medium enterprises (SME). We believe that video conferencing will be an important communications tool for enterprises off all sizes and LifeSize offers industry-leading innovation to address the SME part of this market as it grows.

25th Annual General Meeting of LOGITECH INTERNATIONAL S.A.

Date:	September 4, 2013

Time:	2:30pm
(registration begins
at 1:30pm)

Location:	Beaulieu – Lausanne,
Switzerland

We are enthusiastic about our narrower product focus, the great new products we are bringing to market in our strategic categories, and our other steps to rebuild Logitech for the future.

We are refocusing our culture around the smaller-company, entrepreneurial behaviors that made Logitech great in the first place. We have also flattened the organization, and begun work on streamlining our processes and empowering decision making to be a faster, simpler, more responsive company. These are ongoing initiatives that won’t be fully achieved in a single fiscal year, but we are encouraged by our employees’ eagerness to embrace winning behaviors and work on adapting to a rapidly changing industry landscape and work environment.

As we align with the transition from PCs to mobile computing, we are building a design-centric product creation group that leverages the powerful engineering capability we have along with the renewal of the design strength that built Logitech.

This has been a difficult year. We performed far below our expectations of what Logitech can and should deliver. But we are rebuilding Logitech by focusing on a strong and profitable PC peripherals core that enables us to grow a new portfolio of mobility peripherals.

We would not succeed in our turnaround initiatives without the commitment and spirit of our employees who believe in what Logitech can deliver. We also thank our partners – old and new – who are on this journey with us. And, we thank you, our shareholders, for your confidence in us and your patience as we proceed through this transition.

Guerrino De Luca
Chairman of the Board

Bracken P. Darrell
President and Chief Executive Officer

July 23, 2013

To our shareholders:

You are cordially invited to attend Logitech’s 2013 Annual General Meeting. The meeting will be held on Wednesday, September 4, 2013 at 2:30 p.m. at Beaulieu, Rome Room, in Lausanne, Switzerland.

Enclosed is an agenda for the meeting, information about the proposals being voted upon, how you can exercise your voting rights and other relevant information. We encourage you to go online to the Investors section of the Logitech web site to access more detailed information.

Whether or not you plan to attend the Annual General Meeting, your vote is important.

Thank you for your continued support of Logitech.

Guerrino De Luca
Chairman of the Board

LOGITECH INTERNATIONAL S.A. Invitation to the Annual General Meeting • Wednesday, September 4, 2013 • 2:30 p.m. (registration starts at 1:30 p.m.) • Beaulieu – Lausanne, Switzerland

Agenda

A. Reports
Report on Operations for the fiscal year ended March 31, 2013

B. Proposals

1.	Approval of the Annual Report, the Compensation Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2013

The Board of Directors proposes that the Annual Report, the Compensation Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2013 be approved.

2.	Advisory vote on executive compensation

The Board of Directors proposes that shareholders approve, on an advisory basis, the compensation of Logitech’s named executive officers disclosed in Logitech’s Compensation Report for fiscal year 2013.

3.	Appropriation of retained earnings and declaration of dividend

The Board of Directors proposes that CHF 354,602,000 (US $372,332,100 based on the exchange rate on March 31, 2013) of retained earnings be appropriated as follows:

	Year ended March 31, 2013
Retained earnings available at the end of fiscal year 2013	CHF	354,602,000
Proposed dividends *	CHF	33,442,749
Balance of retained earnings to be carried forward	CHF	321,159,251

The Board of Directors proposes distribution of a gross dividend of CHF 0.21 per share (US $0.22 per share based on the exchange rate on March 31, 2013), or an aggregate amount of approximately CHF 33,442,749.*

No distribution shall be made on shares held in treasury by the Company and its subsidiaries.

If the proposal of the Board of Directors is approved, the dividend payment of CHF 0.21 per share (or CHF 0.1365 per share after deduction of 35% Swiss withholding tax whenever required) will be made on or about September 17, 2013 to all shareholders on record as of the record date (which will be on or about September 16, 2013). We expect that the shares will be traded ex dividend as of approximately September 12, 2013.

____________________
*	Calculated based on a gross dividend of CHF 0.21 per share and 159,251,184 shares outstanding, net of treasury shares, as of March 31, 2013. Distribution-bearing shares are all shares issued except for treasury shares held by Logitech International S.A. on the day preceding the payment of the distribution.

4.	Amendment and restatement of the Company’s 1996 Employee Share Purchase Plan (U.S.) and 2006 Employee Share Purchase Plan (Non-U.S.), including an increase of 8 million shares to the number of shares available for purchase under the Employee Share Purchase Plans

The Board of Directors proposes that shareholders approve amendments to and the restatement of the Company’s 1996 Employee Share Purchase Plan (U.S.) and 2006 Employee Share Purchase Plan (Non-U.S.) to authorize making eight million (8,000,000) additional shares available for purchase under the plans and to incorporate changes in law and implement certain best practices.

5.	Amendment and restatement of the Logitech Management Performance Bonus Plan

The Board proposes that shareholders approve amendments to and the restatement of the Logitech Management Performance Bonus Plan (the “Bonus Plan”) to allow Logitech to retain the ability to grant awards to Logitech executive officers that are fully deductible for U.S. federal income tax purposes.

6.	Authorization to exceed 10% holding of own share capital

The Board of Directors proposes that shareholders authorize the Company to hold more than 10 percent of its own shares.

7.	Release of the Board of Directors and Executive Officers from liability for activities during fiscal year 2013

The Board of Directors proposes that shareholders release the members of the Board of Directors and Executive Officers from liability for activities during fiscal year 2013.

8.	Elections to the Board of Directors

The Board of Directors proposes that each of Mr. Daniel Borel, Mr. Kee-Lock Chua, Ms. Sally Davis, Mr. Guerrino De Luca, Mr. Didier Hirsch, Mr. Neil Hunt and Ms. Monika Ribar be re-elected to the Board for a further one-year term. The Board of Directors also proposes that the Company’s President and Chief Executive Officer, Mr. Bracken P. Darrell, be elected to the Board for a one-year term. There will be a separate vote on each nominee.

9.	Re-election of PricewaterhouseCoopers S.A. as Logitech’s auditors and ratification of the appointment of PricewaterhouseCoopers LLP as Logitech’s independent registered public accounting firm for fiscal year 2014

The Board of Directors proposes that PricewaterhouseCoopers S.A. be re-elected as auditors of Logitech International S.A. for a one-year term and that the appointment of PricewaterhouseCoopers LLP as Logitech’s independent registered public accounting firm for fiscal year 2014 be ratified.

Apples, Switzerland, July 23, 2013
The Board of Directors

ACCESSING ADDITIONAL MATERIALS

A copy of Logitech’s 2013 Annual Report to Shareholders, Invitation and Proxy Statement, and Annual Report on Form 10-K for fiscal year 2013 filed with the U.S. Securities and Exchange Commission are available on Logitech’s website at http://ir.logitech.com. Shareholders also may request free copies of these materials at Logitech’s principal executive offices in Switzerland or the United States.

Logitech’s principal executive office in Switzerland is at EPFL – Quartier de l’Innovation, Daniel Borel Innovation Center 1015 Lausanne, Switzerland, and our principal executive office in the United States is at 7600 Gateway Boulevard, Newark, California 94560. Logitech’s main telephone number in Switzerland is +41-(0)21-863-5111 and our main telephone number in the United States is +1-510-795-8500.

FURTHER INFORMATION FOR REGISTERED SHAREHOLDERS

How can I vote if I do not plan to attend the meeting?

If you do not plan to attend the meeting, you may appoint either Logitech or the Independent Representative, Ms. Béatrice Ehlers, to represent you at the meeting. If you do not provide voting instructions for some or all agenda items, your voting rights for those items for which you did not provide voting instructions will be exercised in favor of the Proposals of the Board of Directors. You may also appoint another person than Logitech or the Independent Representative to represent you at the meeting.

How can I attend the meeting?

If you wish to attend the meeting, you will need to obtain an admission card. You may obtain an admission card by marking Option 1 on the Response Coupon and sending the completed, signed and dated Response Coupon to Logitech using the enclosed postage paid envelope by Wednesday, August 28, 2013. We will send you an admission card for the meeting. If an admission card is not received by you prior to the meeting and you are a registered shareholder as of August 29, 2013, you may attend the meeting by presenting proof of identification at the meeting.

Can I have another person represent me at the meeting?

Yes. If you would like someone other than either Logitech or the Independent Representative to represent you at the meeting, please mark Option 2 on the Response Coupon and provide the name and address of the person you want to represent you. Please return the completed, signed and dated Response Coupon to Logitech using the enclosed postage paid envelope by August 28, 2013. We will send an admission card for the meeting to your representative. If the name and address instructions you provide are not clear, Logitech will send the admission card to you, and you must forward it to your representative.

Can I sell my shares before the meeting if I have voted?

Logitech does not block the transfer of shares before the meeting. However, if you sell your Logitech shares before the meeting and Logitech’s Share Registrar is notified of the sale, your votes with those shares will not be counted. Any person who purchases shares after the Share Register closes on Thursday, August 29, 2013 will not be able to register them until the day after the meeting and so will not be able to vote the shares at the meeting.

If I vote by proxy using the Response Coupon, can I change my vote after I have voted?

You may change your vote at any time before the final vote at the meeting. You may revoke your vote by requesting a new Response Coupon from us, and we will cancel your prior Response Coupon. If you wish to vote again, you may complete the new Response Coupon and return it to us, or you may attend the meeting and vote in person. However, your attendance at the meeting will not automatically revoke your Response Coupon unless you vote again at the meeting or specifically request in writing that your prior Response Coupon be revoked.

If I vote by proxy, what happens if I do not give specific voting instructions?

If you are a registered shareholder and appoint either Logitech or the Independent Representative, Ms. Béatrice Ehlers, to represent you at the meeting without giving specific voting instructions for some or all agenda items, your voting rights will be exercised in favor of the proposals of the Board of Directors. In addition, if you provide discretionary voting instructions to Logitech or the Independent Representative, and other matters are properly presented for voting at the meeting, your voting rights will be exercised in favor of the recommendations of the Board of Directors at the meeting on such matters.

In addition, if your shares are represented at the meeting by an institution subject to the Swiss Federal Law on Banks and Savings Institutions, or by a professional asset manager subject to Swiss jurisdiction, and if you do not provide the institution or asset manager with general or specific voting instructions, the institution or asset manager will be obliged under Swiss law to exercise the voting rights of your shares in the manner recommended by the Board of Directors.

Who can I contact if I have questions?

If you have any questions or need assistance in voting your shares, please call us at +1-510-713-4220 or e-mail us at logitechIR@logitech.com.